EXHIBIT 15
Consent of Registered Independent Public Accounting Firm
The Supervisory Board of SAP AG:
We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-60399, 333-65083, 333-30380, 333-41762, 333-63496, 333-63464 and 333-102564) of SAPAG and subsidiaries (SAP AG) of our report dated March 10, 2006, with respect to the consolidated balance sheets of SAP AG as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005, and the information contained in the related financial statement schedule, which report appears in the December 31, 2005, annual report on Form 20-F of SAP AG.
/s/ KPMG DEUTSCHE TREUHAND-GESELLSCHAFT
AKTIENGESELLSCHAFT WIRTSCHAFTSPRÜFUNGSGESELLSCHAFT
Mannheim, Germany
March 22, 2006